EXHIBIT 10.1
CALIFORNIA RESOURCES CORPORATION
EXECUTIVE SEVERANCE PLAN
1.    Purpose. The purpose of this California Resources Corporation Executive Severance Plan (this “Plan”) is to retain certain senior executives of the Company by providing appropriate severance benefits and to ensure their continued dedication to their duties, including in the event of a Change in Control (as defined in Section 24 below).
2.    Eligible Participants. Employees participating in the Plan (each, a “Participant”) will be those executives who are selected by the Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion and designated as a Participant. In the Committee’s discretion, Participants may be designated to participate in the Plan with respect to the payments and benefits under either (or both) of Section 3(a) (“Qualifying Termination - No Change in Control”) or Section 3(b) (“Qualifying Termination After a Change in Control”), in each case on a standalone, immediate and/or delayed basis.
3.    Benefits Upon a Qualifying Termination of Employment.
(a)    Qualifying Termination - No Change in Control. If, prior to or more than two years following a Change in Control, the employment of the Participant is terminated under circumstances constituting a Qualifying Termination, then, subject to the Participant’s execution of a Release as set forth in Section 4 and compliance with the covenants set forth in Section 8, the Company will provide to the Participant:
(i)    cash severance equal to the result of multiplying the applicable Severance Multiple by the sum of (x) the Participant’s Base Salary and (y) the Participant’s Target Annual Incentive Award; and
(ii)    continued participation in the Company’s group medical and dental plans in which the Participant participates as of the Date of Termination upon substantially the same terms and conditions, including contributions required by the Participant for such benefits, as existed immediately prior to the Date of Termination for the Severance Period (or, if earlier, until the date on which the Participant begins employment with a subsequent employer); provided that (x) the benefits continuation provided in this Section 3(a)(ii) will cease on the date on which the Participant becomes eligible for benefits under the Company’s retiree medical and dental plans and (y) the provisions of this Section 3(a)(ii) will be effected in a manner that is compliant with the non-discrimination rules applicable to health plans under the Patient Protection and Affordable Care Act of 2010 and related regulations and guidance promulgated thereunder (the “Benefits Continuation”).
The cash severance provided in paragraph (i) of this Section 3(a) will be paid in substantially equal installments over the Severance Period in accordance with the Company’s regular payroll beginning on the first payroll that is on or after the Date of Termination. Any equity awards held by the Participant will be treated in accordance with their terms.

(b)    Qualifying Termination After a Change in Control. If, during the two-year period following a Change in Control, the employment of the Participant is terminated under circumstances constituting a Qualifying Termination, then, subject to the Participant’s execution of a Release as set forth in Section 4 below and compliance with the covenants set forth in Section 8, the Company will provide to the Participant:
(i)    cash severance equal to the result of multiplying the Participant’s applicable Severance Multiple by the sum of (x) the Participant’s Base Salary and (y) the Participant’s Target Annual Incentive Award;
(ii)    the Benefits Continuation; provided that such benefits will not extend for more than 24 months after the Date of Termination; and
(iii)    awards granted under the Long-Term Incentive Plan (or any successor) will vest, with any performance conditions deemed earned at the level contemplated in the applicable award agreement in the event of a Qualifying Termination following a Change in Control.
The cash severance provided in paragraph (i) of this Section 3(b) will be paid in substantially equal installments over the Severance Period in accordance with the Company’s regular payroll beginning on the first payroll that is on or after the Date of Termination. The awards that vest in accordance with paragraph (iii) of this Section 3(b) will be settled in cash or shares (as provided in the applicable award agreement) in accordance with their terms.
(c)    No Duplication of Benefits. Except as otherwise expressly provided pursuant to this Plan, this Plan will be construed and administered in a manner that avoids duplication of compensation and benefits which may be provided under any other plan, program, policy or other arrangement or individual contract or under any statute, rule or regulation. In the event a Participant is covered by any other plan, program, policy, individually negotiated agreement or other arrangement, in effect as of his or her Date of Termination, that may duplicate the payments and benefits provided for in this Section 3, the Committee is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Plan.
4.    Release. A Participant’s receipt of, or right to retain, payments and benefits under Section 3 above will be conditioned on the Participant’s execution of a Release of claims in a form acceptable to the Company (a “Release”), which will be provided to the Participant no later than five days after the Date of Termination and must be executed by the Participant, become effective and not be revoked by the Participant by the 58th day following the Date of Termination. If a Participant does not timely execute, or revokes, the Release, then no additional payments or benefits will be provided pursuant to Section 3 and the Participant will be required to repay promptly any cash amounts paid under Section 3.
5.    Withholding Taxes. The Company will withhold from all payments due to the Participant (or his beneficiary or estate) hereunder all taxes that, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
6.    Expenses. If any contest or dispute will arise under this Plan involving termination of a Participant’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, each party will be responsible for its own legal fees and related expenses, if any, incurred in connection with such contest or dispute; provided, however, that, with respect to any contest or dispute arising after a Change in Control, in the event the Participant substantially prevails with respect to such contest or dispute, the Company will reimburse the Participant on a current basis for all reasonable legal fees and related expenses incurred by the Participant in connection with such contest or dispute, which reimbursement will be made within 30 days after the date the Company receives the Participant’s statement for such fees and expenses.
7.    No Guarantee of Continued Employment. Nothing in this Plan will be deemed to entitle the Participant to continued employment with the Company or its Subsidiaries.
8.    Restrictive Covenants.
(a)    Confidential Information. During the Participant’s employment with the Company and thereafter, the Participant will hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which have been obtained by the Participant during the Participant’s employment by the Company and which are not generally available public knowledge (other than by acts by the Participant in violation of this provision). Except as may be required or appropriate in connection with the Participant carrying out his or her duties in connection with the Participant’s employment with the Company, the Participant will not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Participant will use his or her reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing will limit the Participant’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. The Participant is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (iii) to the Participant’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.
(b)    Non-Solicitation. For one year following the Date of Termination, a Participant will not, directly or indirectly (including through another entity), use confidential, proprietary or trade secret information to induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company and any of its Subsidiaries and any employee thereof or hire any person who was an employee of the Company or any of its Subsidiaries within 180 days prior to the date of hire.
(c)    Non-Disparagement. In the event a Participant’s employment is terminated in accordance with Section 3 of this Plan, the Participant will not, after the Date of Termination, make any statement that would libel, slander or disparage the Company, any of its Subsidiaries or their respective past or present officers, directors, employees or agents. Nothing herein will prevent such Participant from responding accurately and fully to any question, inquiry or request for information when required by legal process; provided, however, that the Participant will provide the Company with reasonable prior written notice before responding to such a question, inquiry or request, unless such notice to the Company is prohibited under applicable law.
(d)    Enforcement. If, at the time of enforcement of this Section 8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because each Participant’s services are unique, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 8. Therefore, in the event a breach or threatened breach of this Section 8, the Company and its Subsidiaries and any of their respective successors and assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).
(e)    Recoupment; Cessation of Obligations. If a Participant materially breaches any covenant set forth in this Section 8, the Company will have the right to recoup from the Participant all payments and benefits (or the value thereof as determined by the Committee in its sole discretion) provided to such Participant under this Plan and any obligation of the Company to make or provide any payments or benefits under this Plan will cease.
9.    Section 280G of the Code. In the event that any payments or benefits (whether under this Plan or otherwise) payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (i) reduction of cash payments; (ii) reduction of vesting acceleration of equity awards; and (iii) reduction of other benefits paid or provided to Participant. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

10.    Successors; Binding Agreement. This Plan will survive any Change in Control, and the provisions of this Plan will be binding upon the surviving corporation, which will be treated as the Company hereunder. The benefits provided under this Plan will inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant dies while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.
11.    Notice. (a) For purposes of this Plan, all notices and other communications required or permitted hereunder must be in writing and will be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid and addressed as follows:
If to the Participant: the address listed as the Participant’s address in the Company’s personnel files.
If to the Company:
California Resources Corporation
Attention: General Counsel
27200 Tourney Road, Suite 200
Santa Clarita, CA 91355
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.
(b)    A written notice of the Participant’s Date of Termination by the Company or the Participant, as the case may be, to the other, will (i) indicate the specific termination provision in this Plan relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (iii) specify the Date of Termination. The failure by the Participant or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause does not waive any right of the Participant or the Company hereunder or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights hereunder.
12.    Full Settlement; Resolution of Disputes and Costs.
(a)    In no event will the Participant be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts will not be reduced whether or not the Participant obtains other employment, except as expressly provided in Section 3.
(b)    Subject to the procedures required by Section 18, any dispute or controversy arising under or in connection with this Plan will be settled exclusively in accordance with the Mutual Agreement to Arbitrate between the Company and the Participant.

13.    Employment with Subsidiaries. Employment with the Company for purposes of this Plan will include employment with any Subsidiary.
14.    Survival. The respective obligations and benefits afforded to the Company and the Participant as provided in Sections 3 (to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the term of this Plan), 4, 5, 6 and 8 will survive the termination of this Plan.
15.    GOVERNING LAW; VALIDITY. EXCEPT TO THE EXTENT THIS PLAN IS SUBJECT TO ERISA, THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS PLAN WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS PLAN WILL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS PLAN, WHICH OTHER PROVISIONS WILL REMAIN IN FULL FORCE AND EFFECT.
16.    Amendment and Termination. The Committee may amend or terminate the Plan at any time without the consent of the Participants; provided, however, that Participants must be given at least nine (9) months’ notice of amendments that are adverse to the interests of the Participants (except that termination of a Participant’s participation in the Plan may be made with three (3) months’ notice) or planned termination of the Plan, and provided, further, that any termination or amendments to the Plan that are adverse to the interests of any Participant and made in anticipation of a Change of Control will give a Participant the right to enforce his or her rights pursuant to this Section 16. Notwithstanding the foregoing, during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control, no Participant’s participation hereunder may be terminated and the Plan may not be terminated or amended in any manner that is materially adverse to the interests of any Participant without the prior written consent of such Participant.
17.    Interpretation and Administration. The Plan will be administered by the Committee (or any successor committee). The Committee (or any successor committee) will have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, (iv) to make all determinations necessary or advisable in administration of the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (vi) to delegate its responsibilities and authority hereunder to a subcommittee of the Committee.
18.    Claims and Appeals.
(a)    Participants may submit claims for benefits by giving notice to the Company pursuant to Section 11 of this Plan. If a Participant believes that he or she has not received coverage or benefits to which he or she is entitled under the Plan, the Participant may notify the Committee in writing of a claim for coverage or benefits. If the claim for coverage or benefits is denied in whole or in part, the Committee will notify the applicant in writing of such denial within 60 days, with such notice setting forth: (a) the specific reasons for the denial; (b) the Plan provisions upon which the denial is based; (c) any additional material or information necessary for the applicant to perfect his or her claim; and (d) the procedures for requesting a review of the denial.

(b)    Upon a denial of a claim by the Committee, the Participant may: (i) request a review of the denial by the Committee or, where review authority has been so delegated, by such other person or entity as may be designated by the Committee for this purpose; (ii) review any Plan documents relevant to his or her claim; and (iii) submit issues and comments to the Committee or its delegate that are relevant to the review. Any request for review must be made in writing and received by the Committee or its delegate within 60 days after the date the applicant received notice of the initial denial. The Committee or its delegate will make a written ruling on the applicant’s request for review setting forth the reasons for the decision and the Plan provisions upon which the denial, if appropriate, is based. This written ruling will be made within 60 days of the date the Committee or its delegate receives the applicant’s request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than 120 days after receipt of the request for review. All extensions of time permitted by this Section 18 will be permitted at the sole discretion of the Committee or its delegate. If the Committee or its delegate does not provide the Participant with written notice of the denial of his or her appeal, the Participant’s claim will be deemed denied.
(c)    All determinations of the Committee under this Plan, and all determinations of any delegate of the Committee under this Section 18, will be final, conclusive and binding on all employees, Participants and beneficiaries. Unless prohibited by applicable law, no legal action or arbitration may be commenced prior to completion of the benefits claim procedures described in this Section 18. In addition, no legal action or arbitration may be commenced after the later of: (i) 180 days after receiving a written response pursuant to Section 18(b) or (ii) 365 days after the date on which the claimant’s employment was terminated.
19.    Type of Plan. This Plan is intended to be, and will be interpreted as (i) an unfunded employee welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 2520.104-24 of the Department of Labor Regulations, maintained primarily for the purpose of providing employee welfare benefits, to the extent that it provides welfare benefits, and (ii) under Sections 201, 301 and 401 of ERISA, a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation, to the extent that it provides such compensation, in each case for a select group of management or highly compensated employees (i.e., a “top hat” plan).
20.    Non-Assignability. Benefits under the Plan may not be assigned by the Participant. The terms and conditions of the Plan will be binding on the successors and assigns of the Company in accordance with Section 10.
21.    Section 409A.
(a)    To the extent a Participant would otherwise be entitled to any payment or benefit that under this Plan, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A and that if paid or provided during the six months beginning on the Date of Termination of a Participant’s employment would be subject to the Section 409A additional tax because the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company) the payment or benefit will be paid or provided (or will commence being paid or provided, as applicable) to the Participant on the earlier of the first day of the seventh month following the Participant’s Date of Termination or the Participant’s death. In addition, any payment or benefit due upon a termination of the Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A will be paid or provided to the Participant only upon a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). Each severance payment made under this Plan will be deemed to be a separate payment, and amounts payable under Section 3 of this Plan will be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A‑6.
(b)    Notwithstanding anything to the contrary in this Plan or elsewhere, in the event that a Participant waives the provisions of another severance or change in control agreement or arrangement to participate in this Plan and such participation in this Plan is later determined to be a “substitution” (within the meaning of Section 409A) for the benefits under such agreement or arrangement, then any payment or benefit under this Plan that such Participant becomes entitled to receive during the remainder of the waived term of such agreement or arrangement will be payable in accordance with the time and form of payment provisions of such agreement or arrangement.
22.    Recoupment. To the extent that any provision of Applicable Law or any recoupment policy or practice of the Company as in effect from time to time requires any payments or benefits paid (or provided or to be paid or provided) to a Participant to be forfeited or recouped from the Participant, each such payment or benefit will be subject to forfeiture or recoupment, as applicable, and such Participant’s right to receive or retain each such payment or benefit will terminate.
23.    Effective Date. The Plan will be effective as of March 20, 2020.
24.    Definitions. As used in this Plan, the following terms will have the respective meanings set forth below:
(a)    “Annual Incentive Award” means the annual cash incentive bonus awarded to a Participant by the Company (or its affiliates) from time to time.
(b)    “Base Salary” means the Participant’s annual rate of base salary as in effect on the Participant’s Date of Termination (or, if greater, the highest annual rate of base salary during the twelve-month period immediately prior to the Participant’s Date of Termination).
(c)    “Board” means the Board of Directors of the Company and, after a Change in Control, the “board of directors” of the surviving corporation.
(d)    “Cause” means (unless otherwise expressly provided in an employment agreement or similar agreement with the Company) the Company’s termination of the Participant’s employment with the Company following the occurrence of any one or more of the following:
(i)    The Participant is convicted of, or pleads guilty or nolo contendere to, a felony;
(ii)    The Participant willfully and continually fails to substantially perform the Participant’s duties with the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that the Participant has not substantially performed his or her duties;
(iii)    The Participant willfully engages in conduct that is materially injurious to the Company or its affiliates, monetarily or otherwise;
(iv)    The Participant commits an act of gross misconduct in connection with the performance of the Participant’s duties to the Company;
(v)    The Participant’s willful violation of any material Company policy or
(vi)    The Participant materially breaches any employment, confidentiality, restrictive covenant or other similar agreement between the Company and the Participant.
For purposes of this definition, no act or failure to act will be considered “willful” unless done or omitted to be done in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company or its affiliates.
(e)    “Change in Control” has the meaning set forth in the California Resources Corporation Long-Term Incentive Plan, as amended.
(f)    “Code” means the Internal Revenue Code of 1986, as amended.
(g)    “Company” means California Resources Corporation.
(h)    “Date of Termination” means (i) the effective date on which the Participant’s employment by the Company terminates as specified in a prior written notice by the Company or the Participant, as the case may be, to the other, delivered pursuant to Section 11 or (ii) if the Participant’s employment by the Company terminates by reason of death, the date of death of the Participant.
(i)    “Disability” means termination of the Participant’s employment by the Company due to the Participant’s long term disability under the terms of the long term disability plan of the Company, in effect on the day in question, whether or not the Participant is covered by such plan.
(j)    “Good Reason” means, with respect to any Participant (unless otherwise expressly provided in an employment agreement or similar agreement with the Company), the occurrence of any of the following events without the Participant’s written consent:
(i)    a material reduction and adverse change in the position, duties or responsibilities of the Participant from those in effect immediately prior to such change;
(ii)    a reduction by the Company in the Participant’s rate of annual base salary as in effect on the Effective Date or as the same may be increased from time to time thereafter (other than a reduction prior to or more than two years following a Change in Control that is applicable to all similarly situated Participants or a reduction up of to 20% within two years following a Change in Control);

(iii)    a relocation of the Participant’s primary work location to a distance of more than one hundred fifty (150) miles from its location as of immediately prior to such change; or
(iv)    a material breach by the Company (or a successor) of this Plan or any employment agreement between the Company and the Participant.
provided, however, that such event will not constitute Good Reason under this Plan unless (1) the Participant provides notice to the Company within thirty (30) days following the initial existence of an event constituting Good Reason, (2) the Company does not remedy such event (if remediation is possible) within thirty (30) days following the Company’s receipt of notice of such event, and (3) the Participant separates from service with the Company within ninety (90) days following the initial existence of such an event constituting Good Reason.
(k)    “Long-Term Incentive Plan” means the California Resources Corporation Long-Term Incentive Plan, as amended.
(l)    “Qualifying Termination” means a termination of the Participant’s employment with the Company (i) by the Company other than for Cause or (ii) after a Change in Control, by the Participant for Good Reason. Termination of the Participant’s employment on account of death, Disability, by the Company for Cause or by the Participant other than for Good Reason will not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, the death of the Participant after notice of termination for Good Reason or without Cause has been validly provided will be deemed to be a Qualifying Termination.
(m)    “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or members of any similar governing body) or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets on liquidation or dissolution.
(n)    “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations issued thereunder.
(o)    “Severance Multiple” means, for each Participant, the applicable multiple set forth on Exhibit A hereto corresponding to such Participant’s level of participation as determined by the Committee and communicated to the Participant by the Company.
(p)    “Severance Period” means, for each Participant, a number of months equal to Participant’s Severance Multiple multiplied by 12.
(q)    “Target Annual Incentive Award” means a Participant’s target Annual Incentive Award for the year in which the Participant’s Date of Termination occurs.

EXHIBIT A
SEVERANCE MULTIPLES

Non-Change in Control Qualifying Termination
Participation Level	Severance Multiple
Chief Executive Officer	2
EVP and SVP Level	1.5
VP Level	1

Change in Control Qualifying Termination
Participation Level	Severance Multiple
Chief Executive Officer	2.5
EVP and SVP Level	2
VP Level	1.5